Exhibit 10.1
FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT
This First Amendment (the “Amendment”) to the Executive Employment and Restrictive Covenant Agreement fully executed as of December 2, 2024 (the “Agreement”) is entered into effective as of August 6, 2025 (the “Amendment Effective Date”) by and between Premier Healthcare Solutions, Inc. (“Premier” or the “Company”) and David Zito (“Executive”). All capitalized terms not otherwise defined in this Amendment shall have the meaning given to such terms in the Agreement.
RECITALS
WHEREAS, both Executive and the Company desire to modify certain provisions within the Agreement;
WHEREAS, these modifications are consistent with and authorized by the Compensation Committee of the Board of Directors.
NOW THEREFORE, for good and valuable consideration by both parties, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Section 1.3 of the Agreement is amended and restated as follows:
1.3Annual Incentive Plan. As of the Effective Date, I shall be eligible to participate in one or more annual incentive plans sponsored by the Company or one of its Related Companies in effect from time to time for similarly situated senior executive level employees of the Company, in accordance with the terms and conditions of such plan(s). My current target incentive opportunity is 85% of my initial base salary, which will be prorated for Fiscal Year 2025 based upon my start date with the Company.

Agreed to and accepted:

Date:	9/11/2025	/s/ David Zito
David Zito

Agreed to and accepted:		Premier Healthcare Solutions, Inc.

Date:	9/11/2025	/s/ Michael J. Alkire
Michael J. Alkire, Chief Executive Officer

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